EXHIBIT 99.4

                             RIGHTS AGENT AGREEMENT

     This RIGHTS AGREEMENT ("Agreement") is made and entered into as of _________ ___, 1998, by and between Tel-Save.com, Inc. a Delaware corporation (the "Company") and _______________ (the "Rights Agent").

                                 R E C I T A L S

     A. The Company has (i) declared a dividend of rights (each a "Right") to purchase shares of common stock, $.01 par value per share ("Common Stock") payable to stockholders of record on the close of business on December 31, 1998 and (ii) attached Rights to the shares of Common Stock underlying certain outstanding options and warrants.

     B. The Company will file with the Securities and Exchange Commission (the "SEC"), under the Securities Act of 1933, as amended (the "Act"), a Registration Statement on Form S-3 to relating the Common Stock to be issued on the exercise of the Rights.

     C. Each Right distributed to holders of record on December 31, 1998 (the "Record Date") will entitle the holder thereof to purchase, subject to section
4.2 hereof, one share of Common Stock for $17.00 (the "Exercise Price").

     D. The Company wishes the Rights Agent to act on its behalf in connection with the rights offering (the "Rights Offering") as set forth herein, and the Rights Agent is willing so to act.

                                A G R E E M E N T

     NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

     1. APPOINTMENT OF RIGHTS AGENT. The Company hereby appoints the Rights Agent to act as agent in accordance with the instructions set forth in this Agreement, and the Rights Agent hereby accepts such appointment and agrees to take such actions as may be necessary to effectuate the terms of this Agreement. The Company may from time to time appoint such co-rights agents as it may deem necessary or desirable.

     2. DISTRIBUTION OF RIGHTS CERTIFICATES.

          2.1. Each Right Certificate, in substantially the form attached as Exhibit A hereto, subject to such changes as the parties deem necessary ("Rights Certificates"), shall evidence the holder of Rights (each a "Rightsholder") therein named to purchase shares of Common Stock upon the terms and conditions therein and herein set forth.


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          2.2. Upon the written  authorization of the Company,  signed by any of its duly authorized officers, as to the Record Date, the Rights Agent shall, from a list of the Rightsholders of Common Stock to be prepared by the Rights Agent in its capacity as Transfer Agent of the Company, prepare and record Right Certificates in the names of the Rightsholders, setting forth the number of Rights to purchase shares of Common Stock calculated on the basis of 0.05 Rights for each share of Common Stock recorded on the books in the name of each such Rightsholder. The number of Rights distributed to each Rightsholder shall be rounded up to the nearest whole number. No Rights Certificate may be divided in such a way as to permit the holder of such certificate to receive a greater number of Rights than the number to which such Rights Certificate entitles its holder, except that a registered broker-dealer, commercial bank or trust company, securities depository or participant therein, or nominee therefor (each, a "Qualified Financial Institution") holding shares of Common Stock on the Record Date for more than one beneficial owner may, upon delivery of a duly
completed  and  executed   Certification  and  Request  for  Additional  Rights,
substantially in the form attached hereto as Exhibit B, to the Rights Agent on or before 5:00 p.m., New York time, on the 30th day following the date of distribution for the Rights, exchange its Rights Certificate to obtain a Rights Certificate for the number of rights to which all such beneficial owners in the aggregate would have been entitled had each been a Rightsholder. The Rights Agent will, upon request, promptly deliver to each person making a request therefor a form of the Certification and Request for Additional Rights referred to in the preceding sentence. No fractional Rights will be issued upon exchange of a Rights Certificate, and any requests to exchange a Rights Certificate that would result in the issuance of fractional Rights will be rejected.

          2.3. Upon the written authorization of the Company, signed by any of its duly authorized officers, as to the exercise of outstanding warrants or options the Rights Agent shall issue Rights Certificates to the holders of such options and warrants calculated in the manner set forth in Section 2.2 above.

          2.4. Upon the oral or written advice as to the effective date of the Registration Statement, the Rights Agent shall promptly deliver the Rights Certificates, together with a copy of the Prospectus, and any other document as the Company deems necessary or appropriate, to all stockholders with record addresses in the United States (including its territories and possessions and the District of Columbia).

     3. RIGHTSHOLDERS.

          3.1. The Rights Certificate will be prepared by the Rights Agent, and the Rights Agent shall affix such identifying information as it deems necessary to identify each Rightsholder. No Rights Certificate shall be valid for any purpose unless so executed.

          3.2. The Rights Agent will keep or cause to be kept, at its principal offices in the________, books for registration of Rights. Such books will show the names and addresses of the respective Rightsholders and the number of Rights that have been granted or are held.


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          3.3. Rights may not be transferred, assigned, pledged or encumbered by the Rightsholder or a beneficial owner of such Rightsholder.

          3.4. Upon receipt by the Company and the Rights Agent of evidence reasonably satisfactory to them of the loss, theft, destruction or mutilation of a Rights Certificate, and, in case of loss, theft or destruction, of indemnity and/or security satisfactory to them, in their sole discretion, and reimbursement to the Company and the Rights Agent of all reasonable expenses incidental thereto, and upon surrender and cancellation of the Rights Certificate, if mutilated, the Rights Agent will make and deliver a new Rights Certificate of like tenor to the registered Rightsholder, in lieu of the Rights Certificate so lost, stolen, destroyed or mutilated. If required by the Company or the Rights Agent, an indemnity bond must be sufficient in the judgment of each party to protect the Company, the Rights Agent or any agent thereof from any loss that any of them may suffer if a lost, stolen, destroyed or mutilated Rights Certificate is replaced.

          3.5. Rights issued as of the Record Date shall expire one (1) year after the effective date of the Registration Statement (the "Expiration Date").

     4. EXERCISE OF RIGHTS.

          4.1. Subject to Section 4.2, a Rightsholder may exercise his or her Right(s) by completing, signing and delivering or mailing the Rights Certificate (with any required signature guarantee(s) as required by the form of Rights Certificate), together with payment in full of the Exercise Price for each Right for which he or she is exercising as follows: (i) by mail to __________, or (ii) ____________ by hand or overnight delivery to _______________________. In order for a Rightsholder to exercise his or her Right(s), the completed Rights Certificate and payment must be received by the Rights Agent by 5:00 p.m. New York Time on or before the Expiration Date. Checks or money orders should be made payable to "______________" in United States Dollars.

          4.2. A Rightsholder may exercise his or her Rights only to the extent such Rightsholder maintains continuous ownership (of record or beneficially) of the shares of Common Stock to which the Rights relate from the Record Date (or, in the case of warrants and options, the shares of Common Stock underlying such warrants or options on the date of exercise of such warrants or options) through the date on which the Rights are exercised. If the Rightsholder is both the record and beneficial owner of the shares, then the Rightsholder shall certify continued ownership as part of the executed Rights Certificate. If the Rightsholder is exercising Rights on behalf of a beneficial owner of the shares of Common Stock to which the Rights relate, then the Rightsholder shall certify as to such beneficial owner's continued ownership of shares of Common Stock at and through the applicable dates. Rights, and any fractions thereof, will become unexercisable to the extent that beneficial ownership of the shares to which they relate are transferred between the Record Date and the date of exercise.

          4.3. The Exercise Price will be payable in United States dollars by check drawn upon a U.S. bank or postal, telegraphic or express money order or wire transfer of funds to the account maintained by the Rights Agent for such purpose payable


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



to the order of the Rights Agent. The Exercise Price will be deemed to have been received by the Rights Agent only upon: (i) clearance of any uncertified check,
(ii) receipt by the Rights Agent of any certified check drawn upon a United States bank or of any postal, telegraphic or express money order or (iii) receipt of good funds in the Rights Agent's account.

     5. REDEMPTION OF RIGHTS.

          5.1. The Company may, at its option, redeem all but not less than all of the then outstanding Rights, at a redemption price of $.01 per Right (the "Redemption Price"), appropriately adjusted to reflect any stock split, stock dividend or recapitalization, if (i) the last sale price of the Company's Common Stock as reported on the Nasdaq National Market (or principal exchange on which the Common Stock is then listed) exceeds $20.40 per share for 20 consecutive trading days or (ii) upon a "Change is Control." A "Change in Control" means any event where: (i) any "person" or "group" (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of shares representing more than 50% of the combined voting power of the then-outstanding securities entitled to vote generally in elections of directors of the Company ("Voting Stock"), (ii) the Company consolidates with or merges into any other corporation, or any other person merges into the Company, and, in the case of any such transaction, the outstanding Common Stock of the Company is reclassified into or exchanged for any other property or security, unless the stockholders of the Company immediately before such transaction own, directly or indirectly immediately following such transaction, at least a majority of the combined voting power of the outstanding voting securities of the corporation resulting from such transaction in substantially the same proportion as their ownership of the Voting Stock immediately before such transaction, (iii) the Company conveys, transfers or leases all or substantially all of its assets to any person (other than to one or more wholly-owned subsidiaries of the Company) or (iv) any time the Continuing Directors do not constitute a majority of the Board of Directors of the Company (or, if applicable, a successor corporation to the Company). "Continuing Directors" means as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the date of this Agreement or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such board at the time of such nomination or election.

          5.2. Promptly upon action by the Board of Directors of the Company ordering the redemption of the Rights, the Company and Rights Agent shall give 30 days written notice ("Notice Period") of the redemption of the Rights. The Rights Agent shall give notice of such redemption to the holders of the then outstanding Rights by mailing such notice to all such holders at their last address appearing upon the registry books of the Rights Agent. Any notice that is mailed in the manner provided herein shall be deemed given, whether or not the holder receives the notice. Upon expiration of the Notice Period, the right to exercise the Rights will terminate and the only right thereafter of the Rightsholders shall be to receive the Redemption Price.


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



     6. DELIVERY OF SECURITIES. The Rights Agent, in its capacity as the Transfer Agent, shall issue certificates for Common Stock upon the instructions of the Company, according to the executed Rights Certificates that have been accepted by the Company. The Company shall inform the Rights Agent in writing as to the acceptance of payment and the date for actual issuance of Common Stock to each Rightsholder. Shares of Common Stock to be issued pursuant to the exercise of Rights are to be registered in the name of the registered holder of the Rights Certificate. Delivery of the stock certificates are to be to the registered holder of the Rights Certificate unless otherwise indicated in the Rights Certificate, in which case, signatures on such Rights Certificate must be guaranteed by an Eligible Guarantor Institution, as defined in Rule 17AD-15(a)(2) of the Securities Exchange Act of 1934.

     7. FRACTIONAL RIGHTS AND SHARES. No fractional Rights or cash in lieu thereof will be issued or paid. The number of Rights distributed to each Rightsholder or beneficial owner holding through a Qualified Financial Institution that complies with the procedures set forth in Section 2.2 above will be rounded up to the next whole number. All questions as to the validity and eligibility of any rounding of fractional Rights (including, without limitation, in connection with the surrender by a Qualified Financial Institution of a Rights Certificate, as set forth in Section 2.2 hereof) will be determined by the Company in its sole discretion, and its determination will be final and binding.

     8. REPORTS. The Rights Agent will notify the Company and its designated representatives by telephone each commencing on the distribution date and ending at the Expiration Date, which notice will thereafter be confirmed in writing, of
(i) the number of Rights exercised each week and (ii) the number of Rights for which a defective Rights Certificate has been received and (iii) cumulative totals with respect to the information set forth in each of the clauses (i) and
(ii) above. In addition, during the applicable 30-day period, each business day the Rights Agent will notify the Company or its designated representatives as to the number of requests from Qualified Financial Institutions holding Rights on behalf of more than one beneficial owner of Common Stock to exchange a Rights Certificate or Certificates so as to obtain additional Rights to which such beneficial holders are entitled, as set forth in Section 2.2 above, and the increase in the number of Rights that would result from such exchange. The Rights Agent will also maintain and update a listing of Rightsholders who have fully or partially exercised their Rights and Rightsholders who have not exercised their Rights. The Rights Agent will provide the Company and its respective designated representatives with the information compiled pursuant to this Section 8 and any Rights Certificates or other documents or date from which such information is derived, as any of them may request. The Rights Agent hereby represents and warrants that the information contained in each notification referred to in this Section 8 will be accurate in all material respects.

     9. AMENDMENTS AND WAIVERS; TERMINATION. The Company reserves the right to alter the Expiration Date upon 30 days notice to Rightsholders, and to amend the terms and conditions of the Rights, whether the amended terms are more or less favorable to Rightsholders. All questions as to the timeliness, validity, form and eligibility (including time of receipt and record ownership) of any exercise of Rights will be determined by the Company, whose determinations will be final and binding, and


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Company reserves the right to reject any exercise of a Right if such exercise is not in proper form, or if the acceptance thereof or the issuance of Common Stock thereto could be deemed unlawful. The Company also reserves the right to waive any defect or irregularity or permit a defect or irregularity to be corrected within such time as it may determine. An exercise of Rights will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as the Company determines in its sole discretion. Neither the Company nor the Rights Agent will be under any duty to give notification of any defect or irregularity in connection with the submission of Rights Certificates or incur any liability for failure to give such notification. Any exercise as to which no notice of any defect or irregularity has been given by the Company or the Rights Agent and no notice of rejection has been given prior to the Expiration Date, shall be deemed accepted by the Company.

     10. INSTRUCTIONS. The Rights Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from the Chief Executive Officer, Chief Financial Officer or General Counsel of the Company, or any other person designated by any of them, and to apply to such officers for advice or instructions in connection with its duties, and the Rights Agent will not be liable for any action taken by it in good faith in accordance with the instructions of any such officer.

     11. FEES OF THE RIGHTS AGENT; INDEMNIFICATION.

          11.1. The Company agrees to pay the Rights Agent compensation in accordance with the fee schedule attached hereto as Exhibit C for all services rendered by it hereunder and, from time to time, on demand of the Rights Agent, its reasonable expenses and other disbursements incurred in the administration and execution of this Agreement.

          11.2. The Company hereby covenants and agrees to indemnify and to hold the Rights Agent (the "Indemnified Party") harmless against any losses, claims, damages, liabilities, costs and expenses (including reasonable fees and disbursements of legal counsel) that the Indemnified Party may incur or become subject to arising from or out of any claim or liability resulting from actions taken as Rights Agent pursuant to this Agreement; PROVIDED, HOWEVER, that such covenant and agreement does not extend to, and the Indemnified Party will not be indemnified or held harmless with respect to, such losses, claims, damages, liabilities, costs and expenses incurred or suffered by the Indemnified Party as a result, or arising out of, the faith or breach of this Agreement. In connection therewith, (i) in no case will the Company be liable with respect to any claim against the Indemnified Party unless the Indemnified Party notifies the Company in writing of the assertion of a claim against it or of any action commenced against it, as soon as practicable after it has notice of any such assertion of a claim or has been served with the summons or other first legal process giving information as to the nature and basis of the claim (but in any event at least ten days prior to the date on which an answer or other pleading must be served in order to prevent a judgment by default in favor of the person asserting such claim), (ii) the Company will be entitled to participate at its own expense in the defense of any suit brought to enforce any such claim, and if the Company so elects, it may assume the defense of any such suit, in which event the


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Company  will  not  thereafter  be  liable  for the  fees  and  expenses  of any additional counsel that the Indemnified Party may retain, so long as the Company retains counsel satisfactory to the party to be indemnified, in the exercise of the party's reasonable judgment, to defend such suit, and (iii) the Indemnified Party agrees not to settle any litigation in connection with any claim or liability with respect to which either or both of them may seek indemnification from the Company without the prior written consent of the Company.

          11.3. The Indemnified Party will be protected and will incur no liability for or with respect to any action taken, suffered or omitted by it without negligence and in good faith in connection with its administration of this Agreement in reliance upon any Rights Certificate, power of attorney, endorsement, affidavit letter, notice, direction, consent, certificate, statement or other paper or document reasonably believed by it to be genuine and to be signed, executed and, where necessary, verified or acknowledged by the proper person or persons.

          11.4. Anything in this Agreement to the contrary notwithstanding, in no event will the Indemnified Party be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Indemnified Party has been advised of the likelihood of such loss or damage and regardless of the form of action.

     12. MERGER OR CONSOLIDATION. Any corporation into which the Rights Agent or Company or any successor Rights Agent or Company may be merged or with which it may be consolidated, or any corporation resulting from any merger or consolidation to which any of them may be a party, or any corporation succeeding to their respective businesses, or any successor, will be the successors to the Rights Agent, or Company, respectively, under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto.

     13. CONCERNING THE RIGHTS AGENT. The Rights Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions:

          13.1. The Rights Agent may consult with legal counsel acceptable to the Company (who may be, but is not required to be, legal counsel for the Company), and the opinion of such counsel will be full and complete authorization and protection to the Rights Agent as to any action taken or omitted by it in good faith and in accordance with such opinion.

          13.2. Whenever in the performance of its duties under this Agreement the Rights Agent may deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by the Chief Executive Officer, Chief Financial Officer or General Counsel of the Company and delivered to the Rights Agent, and such certificate will be full authorization to the Rights


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Agent for any action taken or suffered in good faith by it under the  provisions of this Agreement in reliance upon such certificate.

          13.3. Nothing herein precludes the Rights Agent from acting in any other capacity for the Company.

     14. CERTAIN TAX MATTERS. The Rights Agent will comply with the information reporting and backup withholding requirements of the Internal Revenue Code of 1986, as amended from time to time and any successor statute (the "Code"), including without limitation, where appropriate, on a timely basis, filing with the Internal Revenue Service and furnishing to the Company a duly completed form 1099B, if applicable. The Rights Agent will also collect and duly preserve Forms W-8 and W-9 and other forms or information necessary to comply with the backup withholding requirement of the Code.

     15. GENERAL PROVISIONS.

          15.1. NOTICES. Unless otherwise specifically permitted by this Agreement, all notices or other communications required or permitted under this Agreement shall be in writing, and shall be personally delivered or sent by registered or certified mail, postage prepaid, return receipt requested, or sent by telecopy, provided that the telecopy cover sheet contains a notation of the date and time of transmission, and shall be deemed received: (i) if personally delivered, upon the date of delivery to the address of the person to receive such notice, (ii) if mailed in accordance with the provisions of this paragraph, two (2) business days after the date placed in the United States mail, (iii) if mailed other than in accordance with the provisions of this paragraph or mailed from outside the United States, upon the date of delivery to the address of the person to receive such notice, or (iv) if given by telecopy, when sent. Notices shall be given at the following address:

If to the Company:         Tel-Save.com, Inc.
                           6805 Route 202
                           New Hope, Pennsylvania  18938



If to the Rights Agent:





          15.2. COMPLETE AGREEMENT; MODIFICATION. This Agreement and written agreements, if any, entered into concurrently herewith (i) constitute the parties' entire agreement, including all terms, conditions, definitions, warranties, representations, and covenants, with respect to the subject matter hereof, (ii) merge all prior discussions and negotiations between or among any or all of them as to the subject


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matter  hereof,   and  (iii)  supersede  and  replace  all  terms,   conditions,
definitions, warranties, representations, covenants, agreements, promises and understandings, whether oral or written, with respect to the subject matter hereof. This Agreement may not be amended, altered or modified except by a writing signed by the party to be bound. With regard to such amendments, alterations, or modifications, telecopied signatures shall be effective as original signatures. Any amendment, alteration, or modification requiring the signature of more than one party may be signed in counterparts.

          15.3. FURTHER ACTION. Each party agrees to perform any further acts and execute and deliver any further documents reasonably necessary to carry out the provisions of this Agreement.

          15.4. ASSIGNMENT. No party may assign its rights under this Agreement without the prior written consent of the other parties hereto.

          15.5. SUCCESSORS AND ASSIGNS. Except as explicitly provided herein to the contrary, this Agreement shall be binding upon and inure to the benefit of the parties, their respective successors and permitted assigns.

          15.6. SEVERABILITY. If any portion of this Agreement shall be held by a court of competent jurisdiction to be invalid, void, or otherwise unenforceable, the remaining provisions shall remain enforceable to the fullest extent permitted by law if enforcement would not frustrate the overall intent of the parties (as such intent is manifested by all provisions of this Agreement, including such invalid, void, or otherwise unenforceable portion).

          15.7. EXTENSION NOT A WAIVER. No delay or omission in the exercise of any power, remedy, or right herein provided or otherwise available to any party shall impair or affect the right of such party thereafter to exercise the same. Any extension of time or other indulgence granted to a party hereunder shall not otherwise alter or affect any power, remedy or right of any other party, or the obligations of the party to whom such extension or indulgence is granted except as specifically waived.

          15.8. TIME OF ESSENCE. Time is of the essence of each and every term, condition, obligation and provision hereof.

          15.9. NO THIRD PARTY BENEFICIARIES. This Agreement and each and every provision hereof is for the exclusive benefit of the parties hereto and not for the benefit of any other party.

          15.10. HEADINGS. The headings in this Agreement are inserted only as a matter of convenience, and in no way define, limit, or extend or interpret the scope of this Agreement or of any particular provision hereof.

          15.11. REFERENCES. A reference to a particular paragraph of this Agreement shall be deemed to include references to all subordinate paragraphs, if any.


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          15.12. GENDER,  NUMBER, AND TENSE.  Throughout this Agreement,  unless the context otherwise requires:

               (i) the masculine, feminine, and neuter genders each includes the other;

               (ii) the singular includes the plural, and the plural includes the singular; and

               (iii) the past tense includes the present, and the present tense includes the past.

          15.13. COUNTERPARTS. This Agreement may be signed in multiple counterparts with the same force and effect as if all original signatures appeared on one copy; and in the event this Agreement is signed in counterparts, each counterpart shall be deemed an original and all of the counterparts shall be deemed to be one agreement.

          15.14. DRAFTER. The parties acknowledge that each party has received and approved this Agreement and the normal rules of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

          15.15. APPLICABLE LAW. This Agreement shall be construed in accordance with, and governed by, the laws of the State of Delaware.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed as of the date first above written.

                                              Tel-Save.com, Inc.
                                              a Delaware corporation


                                              By:
                                                 -------------------------------

                                              Its:
                                                  ------------------------------

                                              [Rights Agent]

                                              By:
                                                 -------------------------------



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